GREAT AMERICAN GROUP AND B. RILEY & CO. ANNOUNCE
DEFINITIVE AGREEMENT TO COMBINE

•	Great American Group and B Riley to combine in a stock-for-stock transaction
•	Recapitalization of Great American Group including $51.4 million private placement of common stock
•	$48.8 million of debt payable to Great American Group principals retired in entirety at a discount for $30.0 million
•	1-for-20 reverse stock split announced
•	Combined company proforma cash and investments of approximately $40.0 million as of March 31, 2014

Woodland Hills, Calif. and LOS ANGELES (May 19, 2014) – Great American Group, Inc. (OTCBB: GAMR) ( “Great American Group”), a leading provider of asset disposition, valuation and appraisal services, and B. Riley & Co., LLC (“BRC”), a leading, full-service independent investment bank, and certain of its affiliates (collectively, “B. Riley”), announced today that they have entered into a definitive agreement under which Great American Group and BRC and certain of its affiliates will combine in a stock-for-stock transaction, creating a uniquely positioned investment banking and financial services firm. The terms of the agreement provide for the issuance of an estimated aggregate of 4.2 million shares of Great American Group common stock (subject to working capital adjustments and after giving effect to the pending 1-for-20 reverse stock split described below) in exchange for 100% of the stock of B. Riley & Co. and affiliates. Bryant Riley is the principal stockholder of B. Riley and currently serves on the board of directors of Great American Group.

On a proforma basis, accounting for expected synergies, the two companies had combined fiscal 2013 revenue of nearly $102.5 million and adjusted EBITDA of $13.5 million. The combined company has cash and investments of approximately $40 million as of March 31, 2014 proforma for the private placement and debt repayment. After the closings of the combination, the private placement and the 1-for-20 reverse stock split, Great American Group will have an estimated 16 million shares outstanding.

Mr. Riley, who will assume the role of Chairman of the Board and Chief Executive Officer of the combined company upon consummation of the transaction said, “This transaction represents a transformative event for both of our firms and will create a single, differentiated financial services group that will provide new lines of financial products and services to better serve our clients. Having served on Great American Group’s Board of Directors for the past five years, I have a tremendous respect for the company’s business and its management team.”

“I believe that the two companies complement each other and will create many opportunities for our respective businesses in the future,” concluded Mr. Riley.

“We are very pleased to be joining forces with B. Riley, a respected firm with a long, successful track record as a leading, full-service investment bank,” said Andrew Gumaer, Chief Executive Officer of Great American Group.

Mr. Gumaer, who will remain in his role as CEO of the operating company Great American Group following the combination, continued, “Each company brings a depth of professional expertise and client relationships that can be leveraged to scale the growth of our combined businesses. While there is very little overlap in our services, our businesses are very complementary, and our common goal is to deliver even greater value to our customers and shareholders in the future.”

The combined company will have over 250 employees, including an active valuation practice comprised of over 100 professionals who conducted approximately 1,200 appraisals in 2013 alone. The geographic footprint of the combined company will extend across the United States and Europe. The operating entities involved in the combination will continue to operate independently and without management change.

The BRC transaction is scheduled to close in the second quarter of 2014 and is subject to certain closing conditions, including consummation of the private placement. The acquisition of certain asset management affiliates of BRC is subject to additional closing conditions, and those transactions are expected to close in the third quarter of 2014 for no additional consideration.

Recapitalization, Private Placement and Retirement of Significant Debt at Discount

Great American Group also announced today a recapitalization involving a private placement equity capital raise and the retirement of $48.8 million of debt at a substantial discount.

Great American Group announced that it has entered into definitive purchase agreements to raise $51.4 million of capital in a private placement of common stock to accredited investors, including current significant stockholders, principals and employees of B. Riley and officers and directors of Great American Group. The private placement is being subscribed at a price of $0.25 per share (before giving effect to the pending reverse stock split).

With the proceeds from the private placement, the company will use approximately $30 million to retire in its entirety the $48.8 million of outstanding indebtedness owed to Great American Group’s founders, Mr. Gumaer and Mr. Harvey Yellen. This repayment represents a 38% discount to the face amount of principal owed on the debt currently. The remaining proceeds of the private placement will be used for general corporate purposes including investments and new corporate initiatives.

The closing of the private placement is expected to occur on or around June 2, 2014 and is subject to the satisfaction of customary closing conditions.

Reverse Stock Split

Great American Group also announced today that, pursuant to the authorization previously granted by the company's stockholders, its board of directors has authorized a reverse stock split and has declared 1-for-20 as the ratio for the reverse stock split. Great American Group has elected to pursue the reverse stock split in order to facilitate the private placement and potentially qualify for a future listing on a national stock exchange. Great American Group anticipates that the reverse stock split will be effective at the market opening on or about May 30, 2014.

At the effective time of the reverse stock split, every 20 shares of existing Great American Group common stock will be automatically combined into one share of new common stock. No fractional shares will be issued as a result of the reverse stock split, and holders of common stock who otherwise would be entitled to a fractional share will receive, in lieu thereof, a cash payment based on the most recent closing price per share of the common stock on the Over-the-Counter Bulletin Board prior to the effective time of the reverse stock split (as adjusted for the reverse stock split).

The reverse stock split will not change the number of authorized shares of Great American Group’s common stock or alter the par value thereof.

Stockholders holding certificated shares or shares through a brokerage account will have their shares automatically adjusted to reflect the reverse stock split as of the effective date. Although the issuance of new stock certificates will not be required, stockholders may obtain a new certificate from the company's transfer agent, which is Continental Stock Transfer and Trust Company.

Important Information for Investors

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security. The shares of Great American Group common stock are being sold pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws, and they have not been registered under such laws and may not be resold absent registration or an applicable exemption from the registration requirements.

About Great American Group, Inc. (OTCBB: GAMR)

Great American Group is a leading provider of asset disposition and auction solutions, advisory and valuation services, capital investment, and real estate advisory services for an extensive array of companies. A trusted strategic partner at every stage of the business lifecycle, Great American Group efficiently deploys resources with sector expertise to assist companies, lenders, capital providers, private equity investors and professional service firms in maximizing the value of their assets. The company has in-depth experience within the retail, industrial, real estate, healthcare, energy and technology industries. The corporate headquarters is located in Woodland Hills, Calif. with additional offices in Atlanta, Boston, Charlotte, N.C., Chicago, Dallas, New York, Norwalk, Conn., San Francisco, London, Milan and Munich. For more information, call (818) 884-3737 or visit www.greatamerican.com.

About B. Riley & Co.

B. Riley & Co., LLC (B. RILEY) is a leading investment bank which provides a full array of corporate finance, research, and sales & trading to corporate, institutional and high net worth individual clients. Investment banking services include initial, secondary and follow-on offerings, institutional private placements, and merger and acquisitions advisory to public and private middle market companies. The firm is nationally recognized for its highly ranked proprietary equity research. Founded in 1997, B. RILEY is headquartered in Los Angeles and maintains offices in New York, San Francisco, and Newport Beach, Calif. It is a member of FINRA and SIPC. For more information, please visit www.brileyco.com.

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Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including Adjusted EBITDA and Proforma Adjusted EBITDA, may be considered non-GAAP financial measures. Great American Group believes this information is useful to investors because it provides a basis for measuring Great American Group's underlying earnings, net of impairment charges, severance costs and the reduction in officer's salaries as a result of amended employment agreements, thus providing additional insight into the ongoing operations of Great American Group and the potential benefits of the combination with B. Riley. In addition, Great American Group's management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Great American Group's operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by Great American Group may not be comparable to similarly titled amounts reported by other companies.

Forward-Looking Information

This press release may contain forward-looking statements that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in Great American Group’s filings with the SEC, including, without limitation, the risks described in Great American Group’s Annual Report on Form 10-K for the year ended December 31, 2013. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and Great American Group undertakes no duty to update this information.

Investor Contacts:

Great American Group

Phil Ahn

Chief Financial Officer & Chief Operating Officer

(818) 884-3737

Addo Communications

Patricia Nir

(310) 829-5400

GREAT AMERICAN GROUP, INC.

PROFORMA ADJUSTED EBITDA RECONCILIATION

(Dollars in thousands)

Year Ended
Dec. 31,
2013
Great American Group, Inc. Adjusted EBITDA Reconciliation
Net income	$1,058
Adjustments:
Provision for income taxes	704
Interest expense	2,667
Interest income	(26)
Depreciation and amortization	1,863
Reduction in executive salaries for amended employment agreements	654
Severance and impairment charges	1,908
Total EBITDA Adjustments	7,770
Great American Group, Inc. Adjusted EBITDA	8,828

B. Riley & Co., LLC Adjusted EBITDA	4,709

Proforma Combined Adjusted EBITDA	$13,537